Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 10, 2012, relating to the divisional balance sheet of Retailmenot.com – A division of Stateless Systems Unit Trust as of November 24, 2010, and the related divisional statement of operations, stockholders’ equity, and cash flows for the period then ended, which appears in the

Prospectus dated July 19, 2013 filed by RetailMeNot, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-189397). We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ ShineWing Hall Chadwick
ShineWing Hall Chadwick

Melbourne, Australia

August 7, 2013